Exhibit 99.1

FOR IMMEDIATE RELEASE For additional information contact:	AirNet Systems, Inc. Gary Qualmann (614) 409-4832	InvestQuest, Inc. Bob Lentz (614) 876-1900
AIRNET SYSTEMS, INC. RECEIVES LISTING NOTIFICATION FROM NYSE
     COLUMBUS, Ohio – August 5, 2005—AirNet Systems, Inc. (NYSE:ANS) today announced it received notification on August 1, 2005 from the New York Stock Exchange (“NYSE”) stating that a review of the Company’s current financial condition shows it is below the recently increased criteria for continued listing . In accordance with the applicable NYSE rules, the Company intends to file a response with the NYSE requesting an extension of time to permit completion of AirNet’s marketing process, which was initiated in May 2005.
     Based on the NYSE’s review, the Company is not in compliance with the applicable rules from Sections 801 and 802 of the NYSE Listed Company Manual, which may lead to its common shares being de-listed from the NYSE. Specifically, the Company is ‘below criteria’ because the Company’s total market capitalization is below $75 million for a 30 trading-day period and shareholders’ equity is less than $75 million.
     The Company plans to ask the NYSE to postpone actions that would lead to de-listing AirNet’s common shares for a period of time sufficient to allow the Company to determine the outcome of its marketing process.
About AirNet
     AirNet Systems, Inc. focuses its resources on providing value-added, time-critical aviation services to a diverse set of customers in the most service-intensive, cost-effective manner possible. AirNet operates an integrated national transportation network that provides expedited transportation services to banks and time-critical small package shippers nationwide. Jetride, Inc., a wholly-owned subsidiary, provides passenger charter services nationwide to individuals and businesses. As of March 31, 2005, the Company operated 130 aircraft located strategically throughout the United States. To find out more, visit AirNet’s website at www.airnet.com.
###

5